EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We hereby consent to the incorporation by reference in the Prospectus of Highwoods/Forsyth Limited Partnership relating to the sale of $100,000,000 _____% Notes due December 1, 2003 and $100,000,000 _____% Notes due December
1, 2006 (the "Prospectus"), which Prospectus is a part of the registration statement on Form S-3 (File No. 333-3890-01), of our report dated March
7, 1994 relating to the financial statements of AP Southeast Portfolio Partners, L.P. which appears on page F-13 in the Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended June 3, 1996 and June 18, 1996. We also consent to the references to us under the heading "Experts" in the Prospectus.




PRICE WATERHOUSE LLP
Dallas, Texas
November 13, 1996



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